NEWS RELEASE

Contact:	Bradford T. Ray Chief Executive Officer 502/245-2110	Joseph P. Bellino Chief Financial Officer 502/245-2110

STEEL TECHNOLOGIES REPORTS FIRST QUARTER RESULTS

LOUISVILLE, Ky. (January 20, 2004) - Steel Technologies Inc. (NASDAQ/NM: STTX) today reported results for the first quarter of fiscal 2004. For the three months ended December 31, 2003, sales increased 4% to a record $130.8 million from $126.0 million for the same period a year ago. Net income for the quarter was $2.4 million or $0.24 per diluted share compared with net income of $3.8 million or $0.38 per diluted share in the year-earlier quarter. Results for the first fiscal quarter of 2004 reflected the benefit of approximately $0.04 per share as a result of reductions in state property tax obligations and health insurance reserves.

          "We achieved record sales for the quarter, reflecting continued market growth and the impact of a recovering economy," said Bradford T. Ray, Chairman and Chief Executive Officer. "Our tons shipped were up 7.5% over year-earlier levels and our operating income continued to improve sequentially from the previous two quarters. In addition, our Mi-Tech Steel joint venture's earnings increased on the strength of higher volumes through its strategically positioned locations.

          "Looking ahead, our booking rate has improved across all regions of our business as a result of new business awarded for 2004, along with an improving economy," continued Mr. Ray. "Our strategic investments and operating efficiency gains over the past few years have us well positioned to manage this growth, and we are seeing increased opportunities as a result of a strong national presence across our broad North American platform of operations."

          Steel Technologies processes flat-rolled steel to specific thickness, width, temper, finish and shape requirements for automotive, appliance, lawn and garden, office furniture, agriculture, railcar, construction, hardware, and consumer goods. The Company operates 16 production facilities located throughout the United States and Mexico, including five at Mi-Tech Steel, Inc. For the fiscal year ended September 30, 2003, Steel Technologies reported sales of $512.7 million and net income of $9.2 million or $0.92 per diluted share. More information about the Company may be found on the World Wide Web at www.steeltechnologies.com.

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STTX Announces First Quarter Results Page 2 January 20, 2004

          A simulcast and replay of Steel Technologies' first quarter conference call may be accessed at the Company's web site or at www.companyboardroom.com. The live broadcast will begin at approximately 10:00 a.m. Eastern Time today and a replay of the call will be available at approximately noon Eastern Time and will run through February 20, 2004. A link to these events will be available at the Company's website.

          Statements contained in this release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company's SEC filings), which could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.

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STTX Reports First Quarter 2004 Results Page 3 January 20, 2004

STEEL TECHNOLOGIES INC.
Condensed Consolidated Balance Sheets

	December 31	September 30
(In thousands)	2003	2003
ASSETS
Current assets:
Cash and cash equivalents	$ 2,823	$ 2,758
Trade accounts receivable, net	69,012	74,595
Inventories	86,217	84,301
Deferred income taxes	1,225	1,198
Prepaid expenses and other assets	3,370	4,628
Total current assets	162,647	167,480

Property, plant and equipment, net	108,144	106,615

Investments in and advances to corporate joint ventures	20,101	19,604

Goodwill	18,148	18,148

Other assets	1,449	1,328
	$ 310,489	$ 313,175

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 47,489	$ 49,609
Accrued liabilities	9,217	10,353
Income taxes payable	337	-
Long-term debt due within one year	5,720	5,720
Total current liabilities	62,763	65,682

Long-term debt	94,680	94,680
Deferred income taxes	14,176	14,872
	171,619	175,234

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-
Common stock	20,747	20,371
Treasury stock	(23,415)	(23,169)
Additional paid-in capital	5,098	5,098
Retained earnings	142,492	141,073
Accumulated other comprehensive loss	(6,052)	(5,432)
Total shareholders' equity	138,870	137,941
	$ 310,489	$ 313,175

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STTX Reports First Quarter 2004 Results Page 4 January 20, 2004

STEEL TECHNOLOGIES INC.
Condensed Consolidated Statements of Income

	For the Three Months Ended
(In thousands, except per share results)	December 31
	2003	2002
Sales	$ 130,789	$ 126,009
Cost of goods sold	120,012	112,239
Gross profit	10,777	13,770

Selling, general and administrative expenses	6,665	7,132
Equity in net income of unconsolidated
corporate joint ventures	482	325

Operating income	4,594	6,963

Interest expense, net	963	1,202
Loss on disposals/writeoffs of property, plant and equipment	-	115

Income before income taxes	3,631	5,646

Provision for income taxes	1,233	1,856

Net income	$ 2,398	$ 3,790

Diluted weighted average number of common shares outstanding	9,977	9,962

Diluted earnings per common share	$ 0.24	$ 0.38

Basic weighted average number of common shares outstanding	9,780	9,706

Basic earnings per common share	$ 0.25	$ 0.39

Cash dividends per common share	$ 0.10	$ 0.10

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